Ex. 99.1

Silverleaf Resorts, Inc. Reports
Third Quarter 2010 Results

DALLAS--(BUSINESS WIRE) - November 9, 2010 --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its third quarter ended September 30, 2010.

Financial highlights for the quarter ended September 30, 2010:

•	Net Income of $1.6 million or diluted earnings per share of $0.04

•	Vacation Interval sales of $53.2 million

2010 Third Quarter Results

Net income for the quarter ended September 30, 2010 was $1.6 million, or diluted earnings per share of $0.04, compared to a net loss of $3.9 million, or loss per share of $0.10, for the quarter ended September 30, 2009. Excluding recognition of $18.5 million additional provision for estimated uncollectible revenue in the quarter ended September 30, 2009, net income and diluted earnings per share for that quarter would have been $7.2 million and $0.18, respectively.
Vacation Interval sales were $53.2 million in the third quarter of 2010 compared to $70.4 million in the comparable prior-year period. The decrease in Vacation Interval sales is primarily attributable to a reduction in marketing to existing customers which resulted in lower sales of upgrade intervals. The Company implemented more stringent underwriting policies at the end of 2009 to improve the collection of notes receivable. Vacation Interval sales to existing customers comprised 58.7% and 62.2% of total Vacation interval sales in the quarters ended September 30, 2010 and 2009, respectively, which maintains the Company's favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue as a percentage of Vacation Interval sales was 28.3% in the third quarter of 2010 compared to 52.2% in the third quarter of 2009. The ratio was substantially higher in the third quarter of 2009 as cancellations during the first nine months of 2009, and most notably during the third quarter of 2009, exceeded cancellations projected under the Company's static-pool analysis of the notes receivable portfolio, which tracks uncollectible notes for each year's sales over the lives of the notes. Considering an increase in future cancels beyond that previously estimated, the allowance for uncollectible notes was increased by $18.5 million in the third quarter of 2009 above the 25.9% provision rate estimated in the second quarter of 2009. The allowance for uncollectible notes was 20.9% of the gross notes receivable portfolio as of September 30, 2010 compared to 21.0% as of December 31, 2009. Factors considered in the assessment of uncollectibility include the aging of notes receivable, historical collection experience and credit losses, customer credit scores (FICO® scores), and current economic factors. The Company believes its notes receivable are adequately reserved, however, there can be no assurance that defaults have stabilized or that they will not increase further. Management reviews the allowance for uncollectible notes quarterly and makes adjustments as necessary.

Overall, total revenues for the third quarter of 2010 were $58.5 million compared to $52.8 million for the third quarter of 2009, primarily attributable to the $4.4 million increase in net sales.

Cost of Vacation Interval sales was 10.8% of Vacation Interval sales for the third quarter of 2010 compared to 7.3% in the 2009 comparable period. This increase primarily resulted from revisions made to future relative sales value for the third quarters of both 2010 and 2009 which had a greater impact on decreasing cost of sales in the third quarter of 2009.

Sales and marketing expense as a percentage of Vacation Interval sales was 53.0% for the third quarter of 2010 compared to 47.3% for the comparable prior-year period. The increase was primarily attributable to the decrease in sales to existing customers, which have relatively lower related sales and marketing costs compared to new customer sales.
Total positive net interest spread (interest income less interest expense and lender fees) decreased to $7.8 million for the third quarter of 2010 from $9.2 million for the third quarter of 2009. Interest expense and lender fees as a percentage of interest income increased to 54.9% for the third quarter of 2010 compared to 44.5% for the same period of 2009. Overall, interest expense and lender fees increased $2.1 million for the third quarter of 2010 compared to the same period of 2009 primarily due to an increase in lender fees related to the Silverleaf Finance VII, LLC (“SF-VII”) securitization closed in the second quarter of 2010 and amendments to the Company's other senior loan agreements since September 2009. In addition, the weighted average cost of borrowings increased to 7.8% for the three months ended September 30, 2010 from 5.6% for the three months ended September 30, 2009 which was primarily related to SF-VII.

2010 Year-to-Date Results

Net income for the nine months ended September 30, 2010 was $6.6 million, or diluted earnings per share of $0.17, compared to net income of $3.4 million, or diluted earnings per share of $0.09, for the nine months ended September 30, 2009. Excluding recognition of $18.5 million additional provision for estimated uncollectible revenue in 2009, net income and diluted earnings per share for the nine months ended September 30, 2009 would have been $14.5 million and $0.37, respectively.

Vacation Interval sales were $157.6 million in the first nine months of 2010 compared to $194.2 million in the comparable prior-year period. The decrease in Vacation Interval sales is primarily attributable to a reduction in marketing to existing customers which resulted in lower sales of upgrade intervals. The Company implemented more stringent underwriting policies at the end of 2009 to improve the collection of notes receivable. Vacation Interval sales to existing customers comprised 57.6% and 62.2% of total Vacation interval sales in the first nine months of 2010 and 2009, respectively, which maintains the Company's favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.

The provision for estimated uncollectible revenue as a percentage of Vacation Interval sales was 28.3% for the first nine months of 2010 compared to 35.1% for the same period of 2009. Cancellations during the first nine months of 2009, and most notably during the third quarter of 2009, exceeded cancellations projected under the Company's static-pool analysis of the notes receivable portfolio, which tracks uncollectible notes for each year's sales over the lives of the notes. Considering an increase in future cancels beyond that previously estimated, the allowance for uncollectible notes was increased by $18.5 million in the third quarter of 2009 above the 25.9% provision rate estimated in the second quarter of 2009. The allowance for uncollectible notes was 20.9% of the gross notes receivable portfolio as of September 30, 2010 compared to 21.0% as of December 31, 2009. Factors considered in the assessment of uncollectibility include the aging of notes receivable, historical collection experience and credit losses, customer credit scores (FICO® scores), and current economic factors. The Company believes its notes receivable are adequately reserved, however, there can be no assurance that defaults have stabilized or that they will not increase further. Management reviews the allowance for uncollectible notes quarterly and makes adjustments as necessary.

Overall, total revenues for the first nine months of 2010 were $171.8 million compared to $183.7 million for the first nine months of 2009, primarily attributable to the $13.1 million reduction in net sales.

Cost of Vacation Interval sales was 8.7% of Vacation Interval sales for the first nine months of 2010 compared to 9.7% in the 2009 comparable period. This decrease primarily resulted from increased sales of lower cost-basis product during the first nine months of 2010 compared to the first nine months of 2009.

Sales and marketing expense as a percentage of Vacation Interval sales was 54.1% for the nine-month period ended September 30, 2010 compared to 50.0% for the comparable prior-year period. The increase was primarily attributable to the decrease in sales to existing customers, which have relatively lower related sales and marketing costs compared to new customer sales.

Total positive net interest spread (interest income less interest expense and lender fees) decreased to $25.5 million for the first nine months of 2010 compared to $26.3 million for the first nine months of 2009. Interest expense and lender fees as a percentage of interest income increased to 50.6% for the first nine months of 2010 compared to 45.4% for the same period of 2009. Overall, interest expense and lender fees increased $4.3 million in the first nine months of 2010 compared to the same period of 2009 primarily due to an increase in lender fees related to the SF-VII securitization and amendments to the Company's other senior loan agreements since September 2009. In addition, the weighted average cost of borrowings increased to 7.0% for the nine months ended September 30, 2010 from 6.0% for the nine months ended September 30, 2009.

Balance Sheet

At September 30, 2010, senior credit facilities provided for loans of up to $501.6 million, of which $107.9 million was unused. In June 2010, the Company completed a term securitization transaction involving the issuance of approximately $151.5 million of Timeshare Loan-Backed Notes Series 2010-A. In addition, the Company completed the extension of four of its senior revolving credit facilities in the first nine months of 2010. Considering the completion of the new term securitization, the extension of the four senior credit facilities, forecasted sales, and limited expansion plans, the Company's senior credit facilities provide adequate liquidity through mid-2011. At September 30, 2010, the Company's senior debt consisted of 46% fixed-rate debt and 54% variable-rate debt. However, the majority of the Company's variable-rate debt is subject to interest-rate floors between 6.00% and 8.00%.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2009 Annual Report on Form 10-K filed on March 8, 2010.

For more information or to visit the Company's website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Vacation Interval sales	$53,162	$70,427	$157,557	$194,217
Estimated uncollectible revenue	(15,072)	(36,741)	(44,668)	(68,216)
Net sales	38,090	33,686	112,889	126,001

Interest income	17,267	16,591	51,639	48,148
Management fee income	630	930	1,891	2,791
Other income	2,489	1,578	5,337	6,777
Total revenues	58,476	52,785	171,756	183,717

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,719	5,125	13,777	18,882
Sales and marketing	28,161	33,293	85,283	97,024
Operating, general and administrative	10,882	11,797	30,967	35,673
Depreciation	1,629	1,641	4,875	4,594
Interest expense and lender fees:
Related to receivables-based credit facilities	7,835	5,362	20,816	16,604
Related to other indebtedness	1,650	2,026	5,307	5,242
Total costs and operating expenses	55,876	59,244	161,025	178,019

Income (loss) before benefit (provision) for income taxes	2,600	(6,459)	10,731	5,698
Benefit (provision) for income taxes	(975)	2,584	(4,099)	(2,258)

Net income (loss)	$1,625	$(3,875)	$6,632	$3,440

Basic net income (loss) per share	$0.04	$(0.10)	$0.17	$0.09

Diluted net income (loss) per share	$0.04	$(0.10)	$0.17	$0.09

Weighted average basic common shares outstanding	37,864,792	38,146,943	37,973,619	38,146,943

Weighted average diluted common shares outstanding	38,718,291	38,146,943	38,853,865	39,027,021

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

ASSETS	September 30, 2010	December 31, 2009
	(Unaudited)
Cash and cash equivalents (including from VIEs of $10 and $11, respectively)	$8,414	$13,905
Restricted cash (including from VIEs of $24,608 and $18,903, respectively)	26,357	20,668
Notes receivable, net of allowance for uncollectible notes of $95,826 and $94,585, respectively (including from VIEs of $209,617 and $204,813, respectively)	362,222	354,659
Accrued interest receivable (including from VIEs of $2,483 and $2,427, respectively)	4,511	4,686
Amounts due from affiliates (including from VIEs of ($183) and ($192), respectively)	14,165	1,587
Inventories	183,208	196,010
Land, equipment, buildings, and leasehold improvements, net	47,871	51,117
Prepaid and other assets (including from VIEs of $10,115 and $9,420, respectively)	28,149	23,856

TOTAL ASSETS	$674,897	$666,488

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses (including from VIEs of $20 and $22, respectively)	$9,732	$8,527
Accrued interest payable (including from VIEs of $1,369 and $813, respectively)	2,557	2,264
Unearned samplers	7,304	6,501
Income taxes payable	712	706
Deferred income taxes	37,539	35,342
Notes payable and capital lease obligations (including from VIEs of $212,412 and $191,395, respectively)	401,496	395,017
Senior subordinated notes	8,855	17,956

Total Liabilities	468,195	466,313

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and 37,768,652 shares outstanding at September 30, 2010 and 38,146,943 shares issued and outstanding at December 31, 2009	381	381
Additional paid-in capital	113,769	113,447
Retained earnings	92,979	86,347
Treasury stock, at cost, 378,291 shares at September 30, 2010 and none at December 31, 2009	(427)	—

Total Shareholders' Equity	206,702	200,175

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$674,897	$666,488

The abbreviation "VIEs" above represents Variable Interest Entities.